UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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First Commonwealth Financial Corporation

(Name of Registrant as Specified In Its Charter)

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FIRST COMMONWEALTH FINANCIAL CORPORATION

Old Courthouse Square, 22 North Sixth Street

Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

First Commonwealth Financial Corporation will hold its annual meeting of shareholders on Monday, April 14, 2008, at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania. The meeting will begin at 3:00 p.m.

Only shareholders who owned stock at the close of business on February 29, 2008 may attend and vote at the meeting or any adjournment. At the meeting we will:

1.	Elect four members to the Board of Directors to serve for terms expiring in 2011;

2.	Consider and vote on a proposal to approve an amendment to our Articles of Incorporation to increase the authorized shares of common stock to 200,000,000 shares from 100,000,000 shares; and

3.	Attend to other business, if any, properly presented at the meeting.

Your Board of Directors recommends that you vote “FOR” the election of Directors and the amendment to the Articles of Incorporation.

We are enclosing a copy of First Commonwealth’s 2007 Annual Report on Form 10-K with this Proxy Statement. The approximate date this Proxy Statement and proxy card are being mailed is March 14, 2008.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, SO THAT YOUR SHARES WILL BE REPRESENTED.

By Order of the Board of Directors,

March 14, 2008	David R. Tomb, Jr.
Secretary

i

FIRST COMMONWEALTH FINANCIAL CORPORATION

Old Courthouse Square, 22 North Sixth Street

Indiana, Pennsylvania 15701

PROXY STATEMENT

On Monday, April 14, 2008, First Commonwealth Financial Corporation will hold its 2008 annual meeting of shareholders at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania. The meeting will begin at 3:00 p.m.

This Proxy Statement, which contains information and a proxy card relating to the annual meeting, was prepared under the direction of our Board of Directors to solicit your proxy for use at the annual meeting (or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law) and will be mailed to our shareholders on or about March 14, 2008.

INFORMATION ABOUT THE ANNUAL MEETING

Who is entitled to vote at the annual meeting?

Shareholders of record of our common stock at the close of business on Friday, February 29, 2008 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. As of February 29, 2008,             shares of our common stock, par value $1.00 per share, were issued and outstanding and entitled to vote at the annual meeting.

What am I voting on?

At the meeting, you will be asked to:

•	elect four members to the Board of Directors to serve for terms expiring in 2011;

•	approve an amendment to our Articles of Incorporation to increase the authorized shares of common stock to 200,000,000 shares from 100,000,000 shares; and

•	attend to any other business properly presented at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote as follows:

•	FOR the election of each of the nominees to serve as Director; and

•	FOR the amendment to our Articles of Incorporation to increase our authorized common shares.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. As most shareholders cannot attend the annual meeting in person, it is necessary that a large number be represented by proxy. Douglas Brown, Natalie M. Felix, and Robin L. Shaw have been designated as proxies for our 2008 annual meeting of shareholders.

All shares represented by valid proxies will be voted in the manner specified in those proxies.

How can I vote?

To vote by using your proxy card, sign and return your proxy card using the envelope provided with this Proxy Statement. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by our Board of Directors.

You may also choose to vote by telephone, or by using the Internet.

How do I vote by telephone?

If your shares are held in the name of a broker, bank or other nominee, you may vote your shares over the telephone by following the telephone voting instructions, if any, provided on the proxy card you receive from the broker, bank or other nominee.

If your shares are registered in your name, you may vote your shares over the telephone by accessing the telephone voting system toll-free at 1-866-540-5760 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card to vote when you call. Telephone voting facilities for our shareholders of record will close at 11:59 p.m. Eastern Time on April 13, 2008.

How do I vote using the Internet?

If your shares are held in the name of a broker, bank or other nominee, you may vote your shares over the Internet by following the voting instructions provided on the voting instruction form that you receive from the broker, bank or other nominee.

If your shares are registered in your name, you may vote your shares over the Internet by accessing https://www.proxyvoting.com/fcf and following the on-screen instructions. You will need the control number that appears on your proxy card to vote when using this web page. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Internet voting facilities for our shareholders of record will close at 11:59 p.m. Eastern Time on April 13, 2008.

How many votes may I cast?

For the election of the Directors, you are entitled to cast one vote for each share held by you as of the record date for each candidate nominated. You may not cumulate your votes in favor of a particular candidate.

For each other matter to be considered and acted upon at the annual meeting, you are entitled to one vote for each share that you held as of the record date.

What vote is required to approve each item on the agenda?

Directors are elected by plurality vote, meaning that the four nominees who receive the highest number of votes cast for the election of Directors at the annual meeting will be elected as Directors.

Approval of the amendment to our Articles of Incorporation requires the affirmative vote of a majority of the issued and outstanding shares of common stock as of the record date.

What is a quorum?

A quorum of the holders of the outstanding shares must be represented for the annual meeting to be held. Our By-Laws require the presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on each matter to be acted on at the annual meeting to establish a quorum.

What if a quorum is not present at the annual meeting?

If the annual meeting cannot be organized because a quorum is not present, the shareholders present at the meeting will have the power to adjourn the meeting to such time and place as they may determine.

What is a “broker non-vote”?

Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers may exercise this discretionary authority with respect to the election of Directors, but generally may not exercise this discretion with respect to non-routine matters. A “broker non-vote” occurs whenever a broker submits a proxy but is prohibited from exercising discretionary authority to vote on one or more matters for beneficial owners who have not provided instructions with respect to those matters.

How are abstentions and broker non-votes counted?

Broker non-votes and abstentions generally have the same effect on the outcome of a vote. Shares that are abstained or subject to a broker non-vote are included in determining whether a quorum is present, but are not counted as votes “for” or “against” any matter.

The practical effect of abstentions and broker non-votes depends on the vote required to approve a particular matter. Whenever a matter requires a vote of a majority of the shares present and voted on the matter or a plurality vote (as is the case with the election of Directors), abstentions and broker-non votes have no impact on the outcome of the vote. Whenever a matter requires the approval of a majority of the outstanding shares entitled to vote on a matter (as is the case with the approval of the amendment to our Articles of Incorporation), abstentions and broker non-votes have the same effect as a vote “against” the matter.

May I change my mind after voting by proxy?

Yes. You may revoke your proxy at any time before it has been voted by:

•	submitting a written notice of revocation of your proxy to David R. Tomb, Jr., the Secretary of First Commonwealth, prior to voting at the annual meeting;

•	submitting a later dated proxy that is received by the Secretary of First Commonwealth prior to the annual meeting; or

•	appearing at the annual meeting and requesting that your proxy be revoked (however, your appearance at the annual meeting will not of itself constitute a revocation of your proxy).

What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

What if I submit a proxy without specifying how to vote?

Unless you otherwise specify in the proxy, your proxy will be voted FOR the election of the persons nominated for Directors by our Board of Directors, and FOR the amendment to our Articles of Incorporation to increase our authorized shares. Where you have specified how your proxy is to be voted, it will be voted in accordance with your direction.

What if I am a participant in the First Commonwealth’s employee stock ownership plan?

Shares held in the First Commonwealth Employee Stock Ownership Plan, or ESOP, are held of record by the Trust Division of First Commonwealth Bank as the administrator of the ESOP and are voted by the ESOP’s trustee. If you are a participant in the ESOP, you have the right to direct the trustee how to vote the shares that have been allocated to your ESOP account. You will receive a proxy card from our transfer agent with instructions on how to vote your ESOP shares, and the ESOP trustee will vote your ESOP shares as you direct on the proxy card. If you do not submit voting directions, the trustee has discretion to vote your ESOP shares on any matter except the election of Directors.

Who may solicit proxies on First Commonwealth’s behalf?

We have retained Georgeson Inc. to assist us with the solicitation of proxies and will pay fees estimated to be approximately $7,500 plus reimbursement of out-of-pocket expenses.

Our Directors, officers and employees may also solicit proxies from our shareholders. These persons will not receive any additional compensation for their efforts to solicit proxies. We will request that the notice of annual meeting, this Proxy Statement, the proxy card and related materials, if any, be forwarded to beneficial owners, and we expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials.

Will any business be conducted at the annual meeting other than as specified above?

The Board of Directors knows of no business that will be presented for consideration at the annual meeting other than the matters described in this Proxy Statement and those incidental to the conduct of the meeting. It is not anticipated that other matters will be brought before the annual meeting. If, however, other matters are duly brought before the annual meeting or any adjournments of the meeting, the persons named in your proxy will have the discretion to vote or act on such matters according to their best judgment.

What are the deadlines for shareholder proposals for next year’s annual meeting?

If you want to submit a proposal for consideration at our 2009 annual meeting of shareholders, or if you want to submit a proposal for inclusion in our proxy statement for the 2009 annual meeting of shareholders, our By-Laws require you to give us advance notice of your proposal at least 120 days prior to the first anniversary of the date of this Proxy Statement (that is, not later than November 14, 2008). Your notice must include the following information:

•	a brief description of the matter that you wish to bring before the meeting, your reasons for wishing to bring the matter before the meeting and any material interest that you have in that matter;

•	a representation that you intend to appear in person or by proxy at the meeting to raise the proposal specified in the notice; and

•	your name, as it appears in our record books, and the number of shares of our common stock that you own beneficially and of record.

Proposals must also comply with the requirements of SEC Rule 14a-8 in order to be included in our proxy statement.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our By-Laws allow the Board of Directors to determine the size of the Board from time to time, subject to a minimum of three and a maximum of twenty-five directors. The Board believes that its ideal size is between twelve and fifteen directors, and the Board may nominate additional directors for election at future annual meetings or appoint directors to fill vacancies in order to maintain this target. The number of directors is currently fixed at thirteen. However, Director Edward T. Côté is not standing for reelection, and the Board has acted to reduce the number of directors to twelve following the annual meeting.

Elimination of Our Classified Board

The Board of Directors is currently divided into three classes serving staggered three-year terms. Of the thirteen Directors, there are five Directors in the class whose term expires in 2008, four Directors in the class whose term expires in 2009, and four Directors in the class whose term expires in 2010. In January 2008, the Board of Directors approved an amendment to our By-Laws that will eliminate our classified board structure by 2011. As a result of this amendment, Directors who are elected in 2008 will be elected for a term of three years, Directors who are elected in 2009 will be elected for a term of two years, and Directors who are elected in 2010 and thereafter will be elected for a term of one year. All Directors will be elected annually beginning in 2011.

Nominees for Election to the Board

Upon the recommendation of our Governance Committee, the Board of Directors has nominated four persons for election at the 2008 annual meeting of shareholders for terms expiring in 2011.

The class of 2011 nominees are as follows:

Name	Age	Director Since	Business Experience Including Principal Occupation for Past Five Years
Ray T. Charley	56	1998	Chief Executive Officer of Thomi Co., an operator of retail grocery stores in Greensburg, PA. Also a Director of First Commonwealth Bank.

Johnston A. Glass	58	1986	Retired. Former Vice Chairman of First Commonwealth Financial Corporation and former President and Chief Executive Officer of First Commonwealth Bank.

Dale P. Latimer	77	1984

Chairman of the Board and Chief Executive Officer of R&L Development Company, a heavy construction company in New Alexandria, PA. Director of New Mexico Banquest Corporation, a bank holding company in Santa Fe, NM.

Also a Director of First Commonwealth Bank.

David R. Tomb, Jr.	76	1983	Partner, Tomb and Tomb, attorneys-at-law in Indiana, PA. Senior Vice President, Secretary and Treasurer of First Commonwealth Financial Corporation. Also a Director, Secretary and Treasurer of First Commonwealth Bank, First Commonwealth Insurance Agency, Inc. and First Commonwealth Financial Advisors, Inc.

Each Director elected this year will continue in office until a successor has been elected. Although the Board has no reason to believe that any nominee will be unable to serve, in that event, the persons named in the accompanying proxy card intend to vote for the remainder of those who have been nominated, and, if they deem it advisable, for a substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Biographical Summaries of Current Directors

The table below sets forth certain biographical information concerning our current Directors (other than the Director nominees, for whom information is set forth in the table above). Each Director has held the position shown for more than five years unless otherwise indicated.

Many Directors also serve as directors or officers of operating subsidiaries of First Commonwealth. Those subsidiaries include First Commonwealth’s banking subsidiary, First Commonwealth Bank (or “FCB”), First

Commonwealth Insurance Agency, Inc. (or “FCIA”), a wholly-owned insurance agency subsidiary of First Commonwealth Bank, and First Commonwealth Financial Advisors, Inc. (or “FCFA”), a financial planning, consulting and asset management firm. For convenience, references to these subsidiaries in the following table have been abbreviated as indicated above.

Name	Age	Director Since	Current Term Expires	Business Experience Including Principal Occupation for Past Five Years
Julie A. Caponi	46	2007	2010	Vice President-Audit of Alcoa Inc., a producer of aluminum and aluminum products that is headquartered in Pittsburgh, Pennsylvania, since 2004; formerly Assistant Controller of Alcoa Inc. Also a director of FCB.

Julia E. Trimarchi Cuccaro	47	2006	2010	Attorney-At-Law; Vice President and Assistant Secretary of FCB. Also a director of FCB, FCIA, and FCFA.

David S. Dahlmann	58	1998	2010	Chairman of the Board of First Commonwealth Financial Corporation and First Commonwealth Bank since 2006. Formerly Vice Chairman of First Commonwealth Financial Corporation. Adjunct Professor, Saint Vincent College, Latrobe, Pennsylvania. Also a director of FCB, FCIA, and FCFA.

John J. Dolan	51	2007	2010	President and Chief Executive Officer of First Commonwealth Financial Corporation since March 2007; Chief Executive Officer of FCB; Formerly Executive Vice President and Chief Financial Officer of First Commonwealth Financial Corporation; formerly President of FCB. Also a director of FCB, FCIA and FCFA.

James W. Newill	73	1998	2009	Certified Public Accountant; formerly President of J. W. Newill Company, a certified public accounting firm.

John A. Robertshaw, Jr.	81	1998	2009	President of Robertshaw Management, LTD, a holding company for family assets in Greensburg, Pennsylvania. Formerly Chairman of Laurel Vending, Inc., a vending and food service company. Also a director of FCB.

Laurie S. Singer	56	1998	2009	President of Allegheny Valley Development Corporation, a regional not for profit economic development agency in Brackenridge, Pennsylvania. Formerly President of the Allegheny Valley Chamber of Commerce.

Robert J. Ventura	58	2004	2009	Principal of Ventura Group, LLC, an investment banking and corporate development advisory services company in Pittsburgh, Pennsylvania.

CORPORATE GOVERNANCE

Our business is managed under the direction of our Board of Directors. The Board of Directors sets our policy and direction, appoints and supervises our Chief Executive Officer and other senior officers and represents and safeguards the interests of our shareholders, employees, customers and the communities that we serve. We strive to maintain a Board of Directors that is independent in the exercise of its business judgment, fully informed about our business, financial condition and operations and actively involved in its oversight role.

Director Independence

The Board of Directors has affirmatively determined that all of our Directors except Ms. Cuccaro, Mr. Dolan, Mr. Glass and Mr. Tomb meet the standards for independence as defined in applicable rules of the New York Stock Exchange. In making this determination, the Board has determined that a Director may be independent even if he or she has business relationships with First Commonwealth or one of its affiliates, as long as, in the Board’s business judgment:

•

any transaction involving the Director is entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons;

•	the relationship complies with all applicable federal and state regulations; and

•	the relationship would not interfere with the Director’s exercise of judgment independent from management of First Commonwealth.

Meetings of the Board of Directors

During 2007 the Board of Directors held four regular meetings and five special meetings. All of the Directors attended at least 75% of the total number of meetings of the Board and all committees of which they were members.

Annual Meeting Attendance

We have no formal policy requiring our Directors to attend the annual meeting of shareholders, but we encourage them to do so as an opportunity to meet and interact with our shareholders. Last year twelve out of thirteen Directors attended the annual meeting.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Governance Committee and Executive Compensation Committee. The Governance Committee also acts as a Nominating Committee. Information concerning each committee and its members follows.

Audit Committee

Number of Meetings in 2007	Committee Members	Duties and Functions Performed

8	James W. Newill (Chair) Julie A. Caponi Edward T. Cote† Laurie S. Singer Robert J. Ventura

•       Monitors the integrity of our financial statements;

•       Responsible for the selection, compensation and oversight of our independent registered public accounting firm, including evaluating its qualifications and independence and preapproving audit and non-audit services performed by the independent accounting firm;

•       Oversees the performance of our internal audit; and

•       Monitors our compliance with legal and regulatory requirements and receives and addresses complaints concerning accounting, internal controls and auditing matters.

†	Director Cote is not standing for re-election at the 2008 annual meeting.

Each Director who serves on the Audit Committee is “independent” and financially literate for purposes of the New York Stock Exchange listing standards. Directors Newill and Caponi qualify as “audit committee financial experts” as defined by the rules of the Securities and Exchange Commission. You can find a copy of our Audit Committee Charter by visiting our website at www.fcbanking.com and following the links to “Investor Relations” and “Corporate Governance.” A report of the Audit Committee follows on page 39.

Governance Committee

Number of Meetings in 2007	Committee Members	Duties and Functions Performed

5	Laurie S. Singer (Chair) David S. Dahlmann† Dale P. Latimer James W. Newill John A. Robertshaw, Jr.

•       Develop criteria for the selection of new directors;

•       Identify candidates to fill vacancies that arise on the Board and evaluate and recommend incumbent directors for nomination to the Board and for service on Board committees;

•       Develop and recommend a process for evaluating the performance of the Board;

•       Develop succession plans for our CEO and other senior executive officers;

•       Review and approve related party transactions and monitor compliance with our Code of Ethics, insider trading and related policies; and

•       Annually review our Corporate Governance Guidelines.

†	Director Dahlmann is a member of the Governance Committee ex officio by virtue of his position as Chairman of the Board. Mr. Dahlmann attends Committee meetings but is not entitled to vote on matters brought before the Committee.

Each Director who serves on the Governance Committee is “independent” for purposes of the New York Stock Exchange listing standards. You can find a copy of our Governance Committee Charter by visiting our website at www.fcbanking.com and following the links to “Investor Relations” and “Corporate Governance.”

Executive Compensation Committee

Number of Meetings in 2007	Committee Members	Duties and Functions Performed

9	Dale P. Latimer (Chair) Ray T. Charley Edward T. Cote† David S. Dahlmann†† Robert J. Ventura

•       Review and determine the compensation of all directors, the CEO and all senior executive officers of First Commonwealth;

•       Review and approve corporate goals and objectives relevant to the compensation of our CEO and other senior executive officers, evaluate their performance in light of those goals and objectives, and determine their respective compensation levels based on this evaluation; and

•       Review and approve the terms of any employment, severance, change of control or similar agreement for our CEO and other senior executive officers.

†	Director Cote is not standing for re-election at the 2008 annual meeting.
††	Director Dahlmann is a member of the Executive Compensation Committee ex officio by virtue of his position as Chairman of the Board. Mr. Dahlmann attends Committee meetings but is not entitled to vote on matters brought before the Committee.

Each Director who serves on the Executive Compensation Committee is “independent” for purposes of the New York Stock Exchange listing standards. You can find a copy of our Executive Compensation Committee Charter by visiting our website at www.fcbanking.com and following the links to “Investor Relations” and “Corporate Governance.” A report of the Executive Compensation Committee follows on page 26.

Meetings of Non-Management Directors

First Commonwealth’s non-management Directors meet at regularly scheduled executive sessions without any management Directors in attendance. Our Chairman, David S. Dahlmann, has been designated as the Lead Director and presides over the executive sessions.

Procedures for Nominating Directors

Our By-Laws require that any shareholder who intends to nominate or cause to have nominated any candidates for election to the Board of Directors (other than a candidate proposed by First Commonwealth’s then existing Board of Directors) must notify the Secretary of First Commonwealth in writing at least 120 days before the anniversary of the date on which First Commonwealth mailed its proxy statement for the previous year's annual meeting (for the 2009 annual meeting, such notification must be received by the Secretary on or before November 14, 2008).

The notification should contain the following information, to the extent known by the shareholder who is submitting the nomination:

•	The name, address, age, and principal occupation of the person being nominated and the number of shares of First Commonwealth stock that he or she owns;

•	The name and residence address of the shareholder submitting the nomination, and number of shares of First Commonwealth Stock owned by that shareholder;

•	The total number of shares that, to the knowledge of the shareholder, will be voted for the proposed nominee;

•

A description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such persons or persons) pursuant to which the nomination is to be made by the shareholder;

•

Such other information regarding the nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and

•	The signed written consent of the nominee to serve as a director of First Commonwealth if so elected.

Nominations should be delivered to the Corporate Secretary at the following address:

First Commonwealth Financial Corporation

P.O. Box 400

Indiana, Pennsylvania 15701

Attention: Corporate Secretary

The Governance Committee will consider nominations submitted by a shareholder if submitted in accordance with the By-Laws in a timely manner.

Criteria for Director Nominees

In considering possible candidates for nomination as a director, the Governance Committee is guided by the following criteria. Candidates should:

•	possess a sustained record of high achievement in financial services, business, industry, government, academia, the professions, or civic, charitable or non-profit organizations;

•

have a reputation for integrity, honesty and adherence to high ethical standards and personal qualities that will help to sustain an atmosphere of mutual respect and collegiality among the members of the Board;

•

have the strength of character necessary to challenge management’s recommendations and actions when appropriate and to confirm the adequacy and completeness of management’s responses to such challenges to his or her satisfaction;

•	understand or demonstrate a commitment to understand First Commonwealth, including our strategic vision, our mix of businesses and our approach to regulatory relations and risk management;

•

have a commitment and sufficient time to devote to our affairs, including regularly attending and participating in meetings of the Board and, in the case of non-management directors, at least one standing committee; and

•	not have, nor appear to have, a conflict of interest that would impair his or her ability to represent the interests of our shareholders and to fulfill the responsibilities of a director.

When evaluating an incumbent director for re-election to our Board, the Governance Committee considers these criteria and also considers the director’s past performance on the Board and any committee, including meeting attendance and participation and the value of his or her contributions to the effectiveness of the Board and its committees.

Share Ownership Requirement

Our Corporate Governance Guidelines require each Director to own at least 15,000 shares of our stock. A newly elected Director has until the expiration of his or her initial term to satisfy this requirement.

COMPENSATION OF DIRECTORS

In 2007, each of our non-employee Directors was compensated according to the following schedule:

Annual Retainer – Board Member	$18,000
Annual Retainer – Committee Chair	$5,000
Board Meeting Fee	$2,000
Committee Meeting Fee – Committee Member	$1,000
Committee Meeting Fee – Committee Chair	$2,000

Directors who are also employees of First Commonwealth or any of its subsidiaries do not receive additional compensation for service on our Board of Directors or meeting attendance.

In addition to the fees described above, Mr. Dahlmann receives an annual retainer fee of $200,000 for his service as the Non-Executive Chairman and Lead Director.

The following table shows the compensation paid to our non-employee Directors during 2007:

Name	Fees earned or paid in cash ($)		All other compensation ($)(1)	Total ($)
Julie A. Caponi	31,500		12,000	33,500
Ray T. Charley	45,000		36,000	81,000
Edward T. Côté	77,000		—	77,000
David S. Dahlmann	226,000	(2)	12,000	238,000
Johnston A. Glass	36,000		—	36,000
Dale P. Latimer	64,000		11,000	75,000
James W. Newill	60,000		—	60,000
John A. Robertshaw, Jr.	39,000		11,000	50,000
Laurie Stern Singer	59,000		—	59,000
Robert J. Ventura	60,000		—	60,000

(1)	All other compensation consists of fees for attending meetings of the Board of Directors and Board Committees of First Commonwealth Bank. Bank Directors receive $1,000 per meeting of the Bank Board of Directors or Committee of the Bank Board of Directors attended, except that Ms. Caponi, as Chair of the Bank’s Audit Committee, receives $1,250 per meeting of the Bank Audit Committee that she attends.
(2)	Fees paid to Mr. Dahlmann in 2007 included $190,000 in respect of his annual retainer. The retainer was increased from $180,000 to $200,000 effective July 1, 2007.

We did not grant any stock options to our Directors in 2007, as our stock option plan for Directors expired in 2005. The table below shows the number of stock options held by non-management Directors as of the end of 2007. All director stock options are fully earned and vested. The following table sets forth the number of underlying securities, exercise price, and expiration date of stock options held by the non-management Directors as of December 31, 2007:

Name and Date of Award	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date(1)
Julie A. Caponi	0	N/A	N/A

Ray T. Charley
1/12/1999	2,000	11.5625	1/11/2009
1/11/2000	2,000	11.063	1/11/2010
1/31/2001	2,000	10.75	1/31/2011
1/23/2002	3,000	11.70	1/23/2012
1/13/2003	3,000	12.06	1/13/2013
1/12/2004	3,000	14.41	1/12/2014
1/18/2005	3,000	14.55	1/18/2015

Edward T. Côté
1/12/2004	3,000	14.41	1/12/2014
1/18/2005	3,000	14.55	1/18/2015

David S. Dahlmann
1/13/2003	3,000	12.06	1/13/2013
1/12/2004	3,000	14.41	1/12/2014
1/18/2005	3,000	14.55	1/18/2015

Johnston A. Glass	0	N/A	N/A

Dale P. Latimer
1/12/2004	3,000	14.41	1/12/2014
1/18/2005	3,000	14.55	1/18/2015

James W. Newill
1/12/1999	2,000	11.5625	1/11/2009
1/11/2000	2,000	11.063	1/11/2010
1/31/2001	2,000	10.75	1/31/2011
1/23/2002	3,000	11.70	1/23/2012
1/13/2003	3,000	12.06	1/13/2013
1/12/2004	3,000	14.41	1/12/2014
1/18/2005	3,000	14.55	1/18/2015

John A. Robertshaw, Jr.
1/12/2004	3,000	14.41	1/12/2014
1/18/2005	3,000	14.55	1/18/2015

Laurie Stern Singer
1/12/1999	2,000	11.5625	1/11/2009
1/23/2002	1,500	11.70	1/23/2012
1/13/2003	3,000	12.06	1/13/2013
1/12/2004	3,000	14.41	1/12/2014
1/18/2005	3,000	14.55	1/18/2015

Robert J. Ventura(2)
2/28/2001	13,760	5.29	2/28/2011
4/24/2002	33,024	6.36	4/24/2012
5/22/2003	13,760	9.19	5/22/2013
1/18/2005	3,000	14.55	1/18/2015

(1)	Unexercised options generally terminate on the earlier of the option expiration date indicated or sixty (60) days after the date that the option holder ceases to be a Director of First Commonwealth (or three (3) months following a Director’s termination as a result of death or disability), except that the options awarded to Mr. Ventura pursuant to the GA Financial, Inc. stock option plan (as noted in footnote 2 below) may be exercised for a period of three (3) months following the termination of his status as a Director (or one (1) year following his termination as a result of death or disability).
(2)	Options granted to Mr. Ventura in 2001, 2002 and 2003 were granted by GA Financial, Inc. in his capacity as a Director of GA Financial. These options were converted into options to purchase First Commonwealth common stock on May 24, 2004 upon the completion of the merger of GA Financial and First Commonwealth.

EXECUTIVE OFFICERS

Information regarding our executive officers is set forth below. Biographical information for Messrs. Dolan and Tomb is set forth above under “Election of Directors.”

Name	Age	All Positions Held with FCFC and its Subsidiaries and Principal Occupation for Past Five Years
Thaddeus J. Clements	51	Executive Vice President/Strategic Resources of FCFC since 2000. Formerly Senior Executive Vice President of FCB.

William R. Jarrett	73	Executive Vice President and Chief Audit Executive of FCFC since 2007. Formerly Executive Vice President and Chief Risk Officer of FCFC from 2005 to 2007, and Senior Vice President, Risk Management, of FCFC prior to 2005.

Edward J. Lipkus, III	44	Chief Financial Officer and Executive Vice President of FCFC since March 2007. Formerly Senior Vice President and Controller of FCFC from August 2006 to March 2007. Prior to joining FCFC, served as First Vice President, Controller, and Principal Accounting Officer for Valley National Bancorp, a bank holding company headquartered in Wayne, New Jersey, from March 2003, and as Assistant Controller of Valley National Bancorp from July 2002 until March 2003. From July 2001 until June 2002, served as Vice President and Assistant Controller for Mellon Investor Services, a subsidiary of Mellon Financial that provides recordkeeping and transactional services for corporate clients.

Sue A. McMurdy	51	Executive Vice President of FCFC; Chief Information Officer of FCFC since 2000. Formerly Senior Executive Vice President of FCB; formerly President and Chief Executive Officer of First Commonwealth Systems Corporation, an information technology and data processing subsidiary that we merged into FCB in 2006.

R. John Previte	58	Senior Vice President, Investments, of FCFC since 1992. Also Senior Executive Vice President and Investment Officer of FCB; Chairman, President and Investment Officer of FraMal Holdings Corporation; Administrative Trustee of First Commonwealth Capital Trust I, First Commonwealth Capital Trust II and First Commonwealth Capital Trust III. Formerly Vice President of FraMal Holdings Corporation.

T. Michael Price	45	President of First Commonwealth Bank since November 2007. Formerly Chief Executive Officer of the Cincinnati and Northern Kentucky Region of National City Bank from July 2004 to November 2007 and Executive Vice President and Head of Small Business Banking prior to July 2004.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section we will discuss the objectives and elements of our executive compensation program. This discussion will focus on compensation decisions in 2007 affecting our chief executive officer (CEO), our chief financial officer, the three other executive officers who received the highest compensation during 2007 and certain former executive officers who would have been among the most highly compensated officers if they had been employed by us at the end of 2007. We refer to these individuals as the named executive officers. However, many of the compensation programs and philosophies described in this section also apply to our other executive officers.

Objectives of Our Executive Compensation Program

The primary objectives of our executive compensation program are to:

•	attract and hire new executive team members primarily from within the competitive financial services industry;

•	retain and motivate executives whose knowledge, skills, and performance are critical to our success;

•	align the interests of executives and shareholders by motivating and rewarding executives for increases in shareholder value; and

•

provide a total compensation package for executive officers that is competitive in the marketplace, but with a significant variable pay component based on overall corporate, business unit and individual performance, and which contributes to and creates shareholder value.

Components of Executive Compensation

Our executive compensation program consists of multiple elements, designed to aid in the attraction and retention of highly qualified executives and to align pay with performance. Each element of the program is briefly described below, along with a summary of its objectives. A more complete discussion of each element is addressed in the “Elements of Compensation” section below.

Compensation Element	Description	Primary Objective(s)
Base Salary	Fixed compensation that can be adjusted annually based on performance and an annual review of peer compensation	• Provide a base level of compensation that is competitive in our marketplace and fairly accounts for the job and scope of the role being performed

Annual Incentive Compensation	Variable cash compensation earned based on performance against pre-established annual corporate and individual performance goals	• Motivate and reward achievement of annual operating and individual goals in accordance with the objectives established in our Balanced Scorecard

Long-Term Incentive Compensation	Variable cash compensation earned based on performance against pre-established corporate performance goals over a three-year performance cycle

•       Motivate and reward achievement of long-term operating goals in accordance with the objectives established in our Balanced Scorecard

•       Potential for equity awards that would align the economic interests of the participants with the shareholders by rewarding executives for stock price improvement

Other Benefits and Perquisites	Nonqualified deferred compensation arrangement for executive officers whose compensation exceeds certain IRS retirement deferral limitations and other broad-based benefits provided to all First Commonwealth employees (e.g., medical and group term life insurance)	• Provide a competitive total package to attract and retain key executives • Restore retirement benefits otherwise limited by restrictions applicable to qualified plans

Employment and Change of Control Agreements	Written contracts with certain key executives providing severance rights following termination of employment under specified circumstances

•       Provide protection to First Commonwealth in the form of non-compete and non-solicit arrangements in the event of a termination of employment

•       Provide reasonable and fair protection to the executive in the form of financial provisions and assurance of no termination other than for cause

Operation and Role of the Compensation Committee

The Executive Compensation Committee (the “Committee”) of the Board is comprised of four directors: Dale Latimer (Chairman), Edward Cote, Robert Ventura and Ray Charley. Each member of the Committee is an “independent director” for purposes of the New York Stock Exchange listing standards. The Committee operates under a written charter that is reviewed and approved annually by the Board. A copy of this charter is available under the “Investor Relations – Corporate Governance” section of our website, http://www.fcbanking.com.

The basic responsibilities of the Committee are to:

•

annually review and determine the compensation of all directors, the CEO and all senior executive officers of First Commonwealth, including compensation awarded pursuant to any incentive compensation plans and equity-based plan that we maintain;

•

annually review and approve corporate goals and objectives relevant to the compensation of our CEO and other senior executive officers, evaluate their performance in light of those goals and objectives, and determine their respective compensation levels based on this evaluation; and

•

review and approve, for our CEO and other senior executive officers, the terms of any employment agreements, severance rights and change of control agreements, in each case as, when and if appropriate, and any special or supplemental benefits.

The Committee relies upon such performance data, statistical information and other data regarding executive compensation programs, including information provided by First Commonwealth’s Human Resources Department, officers and outside advisors, as it deems appropriate. The Committee has access to individual members of management and employees and may invite them to attend any Committee meeting. The Committee has the power and discretion to retain, at First Commonwealth’s expense, such independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties. During 2007, the Committee retained Mercer Human Resource Consulting for the purposes described below under “Compensation Consultant.”

Our compensation program is a continuing process throughout the year, and the Committee meets as often and at such times as the Chairman or a majority of the Committee members determines.

Role of Executives in Establishing Compensation

The CEO plays a significant role in the compensation design and implementation process for all executive officer positions, excluding his own. His role includes:

•	making recommendations on performance targets, goals and objectives;

•	evaluating executive performance;

•	making recommendations regarding salary levels, corporate titles, base salaries, annual incentive plan categories, long-term incentive compensation awards and employment terms for executives; and

•	providing background information for Committee meeting agenda items.

The CEO generally attends Committee meetings, but not executive sessions of the Committee. Thaddeus J. Clements, Executive Vice President and head of our Human Resources department, also regularly attends Committee meetings, generally to provide reports and information on agenda topics.

Compensation Consultant

In late 2006, the Committee engaged Mercer Human Resource Consulting, or Mercer, to conduct a review of our compensation programs for the purpose of better aligning our compensation practices with the interests of our shareholders. The objectives of Mercer’s engagement included reviewing and making recommendations concerning:

•	our overall compensation philosophy and strategy;

•	total compensation levels for our executive officers;

•	our executive incentive compensation structure and individual and corporate performance targets; and

•	our approach to talent management and conducting performance reviews.

Mercer completed its review in early 2007 and recommended a series of changes to our compensation objectives and programs, including, most significantly:

•	the establishment of a peer group of similarly situated financial institutions that will be used to benchmark executive compensation at the 50th percentile;

•

the development of an annual cash incentive plan consisting of annual corporate performance targets, individual performance goals and minimum leadership requirements to serve as a “gatekeeper” for payouts under the plan;

•

the development of a long-term incentive plan that, subject to shareholder approval, will provide for the award of equity-based compensation determined by the achievement of corporate performance targets designed to enhance shareholder value; and

•	the limited use of executive perquisites such as club memberships.

Mercer’s recommendations were implemented in stages throughout the first half of 2007, except that we have not adopted an equity-based compensation plan, as discussed below under “Equity-based Compensation.”

During 2007 the Committee also engaged Mercer to undertake a review of the compensation structure and programs for all non-executive employees to ensure that our non-executive compensation programs are designed and administered in a manner that is fair and competitive and that aligns the incentives of our non-executive employees with the interests of our shareholders. Mercer has benchmarked the compensation levels of approximately one-third of our job positions (covering approximately 60% of our employees) and has made certain recommendations for management to consider when determining the prioritization and time frame for moving critical positions to the 50th percentile of our peer group. The recommendations are currently under review by executive management.

Peer Group for Compensation Comparison

The Committee annually reviews financial services organizations to select peers for comparison in compensation matters. In selecting our peer group, the Committee selected companies having a similar market capitalization from the regional bank sub-industry (based on the Global Industry Classification Standard classification system) with total assets between $2 billion and $15 billion that offer products and services comparable to First Commonwealth. Most of the companies in our peer group are located in the Middle Atlantic and Midwest regions with headquarters outside of major metropolitan areas. These criteria are intended to yield a group of companies that operate in regions with similar economic conditions, labor markets and cost of living as First Commonwealth. Our peer group may change periodically as peers are acquired, grow or expand outside of our market through mergers or acquisitions.

After peers are selected, the Committee benchmarks our executives’ base salaries, annual incentive targets and levels, long-term incentive targets and levels and total compensation with the peer group. This direct peer comparison is the primary benchmarking source. However, other compensation survey data may be used to supplement the peer data since we compete for executive talent within a broader labor market than that which is represented solely by peer data.

The peer group selected for comparison in 2007 included the following financial services companies:

Amcore Financial Inc.	Park National Corp.
FNB Corp.	S&T Bancorp Inc.
Fulton Financial Corp.	South Financial Group
Integra Bancorp	Susquehanna Bancshares, Inc.
Irwin Financial Corp.	United Bankshares, Inc.
National Penn Bancshares Inc.	United Community Banks Inc.
Old National Bancorp	WesBanco Inc.

The Committee targets total compensation to be in the 50th percentile of this peer group, assuming mid-range financial performance is achieved by First Commonwealth.

Elements of Compensation

Base Salary

We provide base salaries to compensate our named executive officers for services performed during the year. Base salaries further our objectives of attracting and retaining executive talent and providing compensation that is competitive with our peers. Base salaries for named executive officers are determined by:

•	Evaluating the responsibilities of the position held and the experience of the individual; and

•	Considering the competitive marketplace for executive talent, primarily through a comparison to base salaries for comparable positions with companies in our peer group.

The Committee typically reviews base salaries annually as part of the performance review process as well as upon promotion or other change in job responsibility. Adjustments to base salaries are determined primarily by:

•

Evaluating the performance of First Commonwealth and each executive officer, including adherence to budget, completion of assigned projects, support of organizational initiatives, and in the case of an executive officer with responsibility for a particular business unit, consideration of the unit’s financial results; and

•	Taking into account changes in responsibilities delegated to each executive officer during the year.

The Committee generally targets the 50th percentile of peer group base salaries when reviewing the base salary.

With respect to Mr. Dolan, the Committee took the following factors into account in setting his 2007 and 2008 base salary:

•	the promotion of Mr. Dolan from Chief Financial Officer to Chief Executive Officer in March 2007;

•	the base salary of Mr. Dolan’s predecessor;

•	the Committee’s assessment of Mr. Dolan’s individual performance;

•	the length of Mr. Dolan’s service to the company;

•

the fact that Mr. Dolan’s 2007 base salary of $400,000 was in the bottom quartile of the base salaries paid to chief executive officers of peer companies (as reflected in the survey of peer group compensation compiled by Mercer); and

•	Mr. Dolan’s public representation of First Commonwealth by virtue of his community and industry stature.

With respect to the other named executive officers, the Committee took the following factors into account in setting each of their respective 2007 and 2008 base salaries:

•	Mr. Dolan’s assessment of each officer’s individual performance;

•	the base salaries of similarly situated officers of peer companies (as reflected in the survey of peer group compensation compiled by Mercer);

•	in the case of Mr. Lipkus, his assumption of the role of Chief Financial Officer in addition to his duties as Controller; and

•	in the case of Mr. Jarrett, the fact that he is not eligible to participate in our Annual Incentive Plan due to his role as Chief Audit Executive.

The following tables set forth the 2007 and 2008 base salaries for each of the named executive officers:†

Name	2007 Base Salary	% Increase over 2006 Base Salary
John J. Dolan	$400,000	33.33%
Edward J. Lipkus, III	$240,000	45.45%
Sue A. McMurdy	$275,000	0%
David R. Tomb, Jr.	$260,000	0%
William R. Jarrett	$260,000	8.33%

Name	2008 Base Salary	% Increase over 2007 Base Salary
John J. Dolan	$460,000	15.00%
Edward J. Lipkus, III	$255,000	6.25%
Sue A. McMurdy	$285,000	3.63%
David R. Tomb, Jr.	$268,000	3.08%
William R. Jarrett	$269,750	3.75%

†	Joseph E. O’Dell, our former CEO, and Gerard M. Thomchick, the former President of First Commonwealth Bank, are considered named executive officers for 2007. They are excluded from this discussion because their compensation during 2007 consisted primarily of separation payments and benefits. See “Separation Agreements with Messrs. O’Dell and Thomchick” below for a description of these payments and benefits.

Implementation of Incentive Compensation Plans

Traditionally the Committee possessed and exercised broad discretion in determining and awarding bonuses. Although this gave the Committee the flexibility to recognize and reward individual and corporate achievements, the absence an incentive compensation plan with clear, pre-defined performance goals, did not effectively align the interests of our executives with the interests of our shareholders or contribute to the achievement of corporate, business unit or individual performance goals.

Beginning in 2007, the Committee implemented two incentive compensation plans that are intended to directly link executive compensation with the achievement of specific individual corporate performance measures:

•	an annual incentive plan, which provides for the payment of annual cash bonuses based on the attainment of individual and short-term corporate performance measures, and

•	a long-term incentive compensation plan, which will provide for the payment of cash bonuses or equity awards based on the attainment of corporate performance measures over a rolling three-year period.

These plans are intended to further our objectives of aligning the interests of executives and shareholders by motivating and rewarding executives for increases in shareholder value and increasing the weighting of variable pay based on overall corporate, business unit and individual performance. Under both plans, performance objectives are tied to the corporation’s Balanced Scorecard, which is briefly described in the following section.

The Balanced Scorecard

We utilize the Balanced Scorecard to monitor our strategy implementation. The Balanced Scorecard is a performance management tool designed to measure strategy across four dimensions – Financial, Customer, Internal Processes and Employee Learning and Growth. Specific components of the strategy, referred to as objectives, outline how the strategy is integrated and linked across these four dimensions. Each objective is assigned a performance measure, and accompanying performance target. Executive scorecards and individual components of executive scorecards are then created based upon these measures and targets.

As part of our current strategic plan, we are focusing on certain objectives that are intended to improve our performance from the standpoints of our financial results and customer satisfaction. Because we operate primarily in areas with marginal population growth, we are focusing on retaining and growing our market share, as measured by the number of commercial and consumer households that we serve. We plan to grow revenue, in part, by targeting new households and by expanding the number of services that we offer to each household. In order to align the interests of our executives with these strategic objectives, we have selected revenue growth, return on equity, earnings per share growth, growth in households and growth in services per household as the corporate performance measures under our 2007 incentive compensation plans.

Annual Incentive Plan

The Committee approved an Annual Incentive Compensation Plan for the named executive officers and other selected executive officers in April 2007. Under the terms of this plan, each participating executive has the opportunity to earn a cash bonus equal to a percentage of his or her base salary subject to the attainment of First Commonwealth’s corporate performance goals and the individual’s performance goals during 2007. For purposes of determining annual incentive awards, corporate financial goals are assigned a weighting of 70% and individual goals are assigned a weighting of 30%.

Individual Performance Goals.    Each executive is evaluated based on the achievement of between three and six individual goals that were developed by the CEO and reviewed by the Committee. The individual goals reflect the strategic priorities of the company and are linked to the goals and initiatives established in the enterprise Balanced Scorecard. Individual performance goals can be qualitative or quantitative, vary among executives and generally relate to significant projects or milestones in the executive’s division or business unit. At the end of the fiscal year the CEO rates each executive’s performance relative to the attainment of these goals using one of four categories:

Category	Meaning	Payout
Does Not Meet Expectations	Executive failed to complete a project or achieve a milestone or to demonstrate substantial progress toward completion of the goal.	0%

Partially Meets Expectations	Executive did not complete a project or achieve a milestone in a timely fashion but demonstrated substantial progress toward achievement of the goal.	50%

Meets Expectations	Executive completed a project or achieved a milestone within the required time parameters.	100%

Exceeds Expectations	Executive completed a project well ahead of schedule or substantially exceeded a milestone.	150%

Each individual performance goal is weighted equally, with the target payout for individual performance totaling 30% of the executive’s target award.

The Committee believes that individual performance goals are an appropriate element of our annual incentive plan because they reward executives for undertaking nonroutine projects for the purpose of improving our efficiency, products and services and reducing costs in order to improve performance and financial results in the future. Although individual performance goals are established at the time the annual incentive plan is approved, determining the extent of achievement of each goal involves subjective judgment on the part of the Committee (in the case of the CEO’s performance) and the CEO (in the case of the performance of other named executive officers).

Corporate Performance Measures.    The corporate performance measures used in the 2007 annual incentive plan and their respective weightings were as follows:

Measure	Purpose	Weighting (% of total bonus opportunity)
Revenue Growth	Measures our ability to grow, innovate, and expand	20%

Return on Equity	Common performance metric in the financial services industry which measures our ability to use equity capital efficiently and make profitable investments	20%

Earnings per Share Growth	Measures our profitability, which in turn drives our ability to pay cash dividends and reinvest in our business for future growth	20%

Households Served	Measures our ability to retain and grow market share	5%

Services Per Household	Measures our ability to grow revenue through cross-selling financial products to our existing customers	5%

	TOTAL:	70%

For each of these performance measures, the Committee established “threshold,” “target” and “maximum” levels of performance. The threshold represents the minimum acceptable level of performance to earn an award under the particular measure, which would result in the payout of 50% of the target award opportunity for that performance measure. The target represents the expected level of performance for a particular measure, which would result in the payout of 100% of the target award opportunity for that performance measure. The maximum represents a superior level of performance for a particular measure, which would result in the payout of 150% of the target award opportunity for that performance measure. Payouts are prorated for performance levels between threshold and target and target and superior.

The corporate performance goals for 2007 are summarized in the following table (percentages reflect changes from 2006 levels):

Measure	Threshold	Target	Superior
Revenue Growth	3%	5%	7%
Return on Equity	9%	10%	11%
Earnings per Share Growth	3%	6%	8%
Growth in Households	*	*	*
Services per Household	*	*	*

*	We do not disclose specific targets for growth in households and services per household because this data is confidential and considered to be competitively sensitive. When these targets were approved in April 2007, the Committee considered the targets to be reasonably attainable assuming performance consistent with budget.

As with the individual performance goals, these corporate performance goals were derived from our enterprise balanced scorecard. Target levels for revenue growth, return on equity and earnings per share growth were based on budgeted and projected results as of April 2007 when the targets were submitted to the Committee for approval. Target levels for growth in households and services per household were selected as material improvements over comparable levels during 2006. Threshold levels for each performance measure were viewed as reasonably attainable goals that still represented notable improvement over prior-year levels. Superior levels were viewed as aggressive targets that would only be achieved through exceptional performance.

During 2007, revenue growth, return on equity and earnings per share growth each fell below the threshold performance level, resulting in no payouts for those performance goals under the 2007 Annual Incentive Plan. Growth in households and services per household each exceeded the threshold level slightly, resulting in payouts of 55% and 77.5%, respectively for those performance goals. However, because growth in households and services per household each accounted for only 5% of the total award opportunity, the payout for these performance goals totaled only 6.625% of each executive’s total award opportunity.

The following table indicates the payment that each named executive officer received under the 2007 annual incentive plan:

Name	Payment for Individual Performance	Payment for Corporate Performance	Total Payment
John J. Dolan	$36,000	$13,000	$49,000
Edward J. Lipkus, III	$16,758	$5,460	$22,260
Sue A. McMurdy	$12,890	$4,469	$17,359
David R. Tomb, Jr.	$19,500	$4,225	$23,725
William R. Jarrett†	—	—	—
TOTAL:	$85,148	$27,154	$112,302

†	Mr. Jarrett is our Chief Audit Executive and does not participate in our incentive plans to avoid the risk of conflicts of interest in his oversight of our audit function

Long-Term Incentive Plan

The Committee approved a Long-Term Incentive Compensation Plan for the named executive officers and other executive officers in April 2007. Under the terms of the plan, each participating executive has the opportunity to earn a cash bonus in 2009 equal to a percentage of his or her base salary subject to the attainment of First Commonwealth’s corporate performance goals during the three years ending December 31, 2009. Individual performance goals are not used to determine awards under the Long-Term Incentive Compensation Plan.

The payout for the three-year performance cycle ending December 31, 2009 will be based on the following corporate performance measures:

Measure	Rationale	Weighting
3 Year Average Return on Equity	Common performance metric in the financial services industry which measures our ability to use equity capital efficiently and make profitable investments.	33 1/3%
3 Year Cumulative Revenue	Measures our ability to grow, innovate and expand.	33 1/3%
3 Year Cumulative EPS	Measures our profitability, which in turn drives our ability to pay cash dividends and reinvest in our business for future growth.	33 1/3%
	TOTAL	100%

For each of these performance measures, the Committee established “threshold,” “target” and “superior” levels of performance. The threshold represents the minimum acceptable level of performance to earn an award under the particular measure, which would result in the payout of 50% of the target award opportunity for that performance measure. The target represents the expected level of performance for a particular measure, which would result in the payout of 100% of the target award opportunity for that performance measure. The superior represents a superior level of performance for a particular measure, which would result in the payout of 150% of the target award opportunity for that performance measure.

The corporate performance goals for the 2007-2009 performance cycle are summarized in the following table:

Measure	Threshold	Target	Superior
Average Return on Equity	9.5%	10.5%	11.5%
Cumulative Revenue (in millions)	$709.5	$730.9	$752.6
Cumulative Earnings Per Share	$2.17	$2.26	$2.35

As with the annual incentive plan, these corporate performance goals were derived from our enterprise balanced scorecard. Target levels for revenue growth, return on equity and earnings per share growth were based on our three-year projections as of April 2007 when the targets were submitted to the Committee for approval. Threshold levels for each performance measure were viewed as reasonably attainable goals that still represented notable improvement. Superior levels were viewed as aggressive targets that would only be achieved through exceptional performance.

Changes to Incentive Plans in 2008

In February 2008, the Committee approved an Annual Incentive Plan for 2008 and a Long-Term Incentive Plan for the performance period 2008 through 2010. These plans were structured similarly to the 2007 Annual Incentive Plan and 2007-2009 Long-Term Incentive Plan, but the plans were refined based on the Committee’s experience administering the 2007 plans. Following is a brief summary of the material changes from 2007 to 2008.

•

We eliminated services per household as a performance measure in the 2008 Annual Incentive Plan and increased the weighting of EPS growth from 20% to 25%. Services per household grew during 2007 eliminating the need for an incentive based on that objective, and the Committee determined that EPS should have a higher weighting because it is most directly correlated to the creation of shareholder value.

•

The payout for the CEO will be weighted 80% toward corporate performance measures and 20% toward individual performance measures, compared to 70% corporate and 30% individual for other participants. The Committee determined that a higher weighting toward corporate performance would more closely align the CEO’s compensation with the creation of value for shareholders.

•

We added a 3% EPS growth threshold to the 2008 Annual Incentive Plan, so that no payments will be made under that Plan unless the threshold is met, regardless of the achievement of other individual or corporate performance goals in 2008.

•

We eliminated cumulative revenue growth as a performance goal under the 2008-2010 Long-Term Incentive Plan and increased the weightings of the remaining two goals – return on average equity and cumulative EPS – from 33 1/3% to 50%. The Committee determined that growth in revenue created long-term value for shareholders only if it translated into increased profitability, which would be realized and rewarded through higher EPS.

•

The Committee reserved the right under the Long-Term Incentive Plan to settle awards using restricted stock, subject to the approval of an equity-based compensation plan by our shareholders prior to the payment of awards under that plan in 2010.

Equity-Based Compensation

There are currently no active equity-based incentive compensation plans. Our most recent such plan, the 1995 Compensatory Stock Option Plan, expired in 2005. The Committee believes that equity-based compensation provides a valuable incentive and means for aligning the interests of our shareholders and our executives and continues to evaluate the merits of adopting a new equity-based compensation plan, subject to shareholder approval. However, the Committee has not approved a plan at this time.

In the event that an equity-based compensation plan is adopted by the Committee and approved by our shareholders, the Committee intends to implement stock ownership guidelines that would serve as a prerequisite for the receipt of equity awards under our long-term incentive plan. The guidelines, as tentatively approved by the Committee, would require each executive officer to hold shares of stock having a value equal to at least a specified multiple of the individual’s base salary, as set forth in the following table:

Position(s)	Multiple of base salary
CEO	3X
Chief Financial Officer, Bank President	2X
All others	1X

In each case, the individual must attain the required level of share ownership within five years after receiving an award under the long-term equity incentive plan.

Benefits

The executive officers participate in employee benefit programs available to all other eligible employees of First Commonwealth, including our 401(k) plan, Employee Stock Ownership Plan, and group medical, life and disability insurance. In addition, First Commonwealth provides certain supplemental executive benefits and perquisites to the named executive officers as described below.

Supplemental Executive Retirement Program

The named executive officers participate in a Supplemental Executive Retirement Plan, or “SERP,” that was established to restore benefits that are not available to them as highly compensated employees, according to rules of the IRS, under our 401(k) plan and Employee Stock Ownership Plan. Under the terms of the SERP, each participant may contribute up to 25% of his/her compensation in excess of IRS limits to the SERP in the form of a salary reduction. We make matching contributions to the SERP in amounts consistent with the percentages contributed to all other qualified participants in our 401(k) plan and ESOP.

The Committee believes that the SERP is necessary to provide competitive retirement benefits to executives. The amounts that we contribute to the SERP on behalf of the named executive officers are set forth in the Summary Compensation Table, and the balance of each named executive officer’s SERP account is set forth in the Nonqualified Deferred Compensation table on page 30.

Change of Control Agreements

We have entered into Change of Control Agreements with certain key employees, including each named executive officer other than Mr. Tomb. The purpose of the Change of Control Agreements is to promote stability and continuity of senior management and provide our executives the ability to fairly negotiate a potential corporate transaction on behalf of our shareholders.

We believe these agreements are necessary to attract, retain, and motivate executive talent. However, we also believe that Change of Control Agreements should compensate executives who are displaced by a change of control and should not serve as an incentive to increase an executive’s personal wealth. Therefore, our Change of

Control Agreements require that there be both a change of control and an involuntary termination without cause (as defined) or a voluntary termination for good reason (as defined), which is often referred to as a “double-trigger.” The double-trigger ensures that we or our successor will become obligated to make payments under the Change of Control Agreements only if the executive is actually or constructively discharged as a result of the change of control. For similar reasons, severance payments under our Change of Control Agreements (other than Mr. Jarrett’s Agreement) cease when an executive becomes eligible for full Social Security benefits.

These agreements are outlined in more detail in the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.

Employment Agreements

We have an employment agreement with only one of our named executive officers, our President and CEO, John J. Dolan, which we entered into when Mr. Dolan was promoted to President and CEO in March 2007. Mr. Dolan’s employment agreement sets a minimum base salary of $400,000 per year and provides for his participation in our welfare and retirement benefit plans, as well as our annual and long-term incentive compensation plans. The employment agreement provides for severance payments if Mr. Dolan is involuntarily terminated without cause (as defined) or voluntarily terminates his employment for good reason (as defined). In addition to providing benefits to Mr. Dolan, the employment agreement enables us to impose non-compete, non-solicitation and confidentiality restrictions on Mr. Dolan for the protection of our customer base and goodwill. The Committee determined that severance rights and a guaranteed base salary were appropriate to compensate Mr. Dolan for the significant additional responsibilities that he undertook as our President and CEO and are reasonable in relation to the benefits that we receive from the restrictive covenants contained in the agreement.

Mr. Dolan’s employment agreement and the amounts payable upon termination of his employment are outlined in more detail in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Perquisites

In 2007, the Committee approved the payment of initiation fees in the amount of $75,000 and monthly dues in the amount of $553 for Ms. McMurdy to join a private country club in the greater Pittsburgh area. This action was taken as part of the organization’s Women’s Initiative and the membership is used for business development, networking and other business-related purposes that are intended to benefit First Commonwealth. The Committee determined that the fees were reasonable in relation to the potential benefits that are to be derived from customer relationships due to Ms. McMurdy’s activities at the country club and that paying for these fees is consistent with the practices of other financial services organizations with which we compete for executive talent. First Commonwealth does not pay club membership dues for any of the other named executive officers.

Separation Arrangements for Messrs. O’Dell and Thomchick

Joseph E. O’Dell resigned as our CEO effective February 28, 2007. In recognition of his 42 years of service to First Commonwealth, the Committee determined to provide Mr. O’Dell with a separation package with payments totaling $657,000, plus $20,472.56 for the cost of Mr. O’Dell’s continued coverage under First Commonwealth’s health insurance plans during the 18-month continuation coverage period mandated by COBRA and up to $2,200 per month thereafter for the monthly cost of health insurance coverage until Mr. O’Dell becomes eligible for Medicare in August 2010. Mr. O’Dell released First Commonwealth from any claims arising out of his employment and agreed not to engage in certain competitive activities during the period in which payments are being made under the separation agreement. Mr. O’Dell also entered into an independent contractor services agreement, whereby he agreed to provide consulting services as and when requested by First Commonwealth from his retirement through September 3, 2010, in return for consulting fees of $1,000 per month, or $43,000 in the aggregate. The Committee believed that the package was appropriate to reward him for his contributions to the Company and its success over his many years of dedicated service, and to obtain his agreement to assist with an orderly transition to a new Chief Executive Officer.

Gerard M. Thomchick resigned as our Senior Executive Vice President and Chief Operating Officer and as President and CEO of First Commonwealth Bank effective April 13, 2007. The Committee approved a separation agreement with Mr. Thomchick pursuant to which First Commonwealth agreed to pay Mr. Thomchick’s base salary at the rate of $32,128 per month from April 13, 2007 through June 30, 2007 and severance totaling $281,737.12 in equal bi-weekly installments for a period of 38 weeks beginning July 1, 2007. First Commonwealth also agreed to offer Mr. Thomchick medical insurance coverage and to pay the employer’s share of the cost of such coverage during the period in which severance is payable under the separation agreement. In exchange for receiving severance payments and benefits, Mr. Thomchick made a general release of claims in favor of First Commonwealth and agreed to certain confidentiality, non-competition and other covenants for the benefit of First Commonwealth.

Deductibility of Compensation Expenses

Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility by First Commonwealth for compensation paid to the CEO and other highly compensated executive officers to $1 million per officer per year, unless it qualifies as “performance-based” compensation. To qualify as “performance-based,” compensation payments must satisfy certain conditions, including limitations on the discretion of the Committee in determining the amounts of such compensation. It is our current policy that, to the extent consistent with our business goals, compensation paid to our executive officers be deductible under Section 162(m) of the Internal Revenue Code. The Committee believes that the compensation program and actions taken during 2007 are consistent with this policy. Specifically, our compensation programs are designed to allow us to comply with the tax deductibility limitations of Section 162(m) of the Internal Revenue Code by structuring them as performance-based compensation. However, it is possible that the Committee will approve some amount of compensation in the future that is non-deductible under Section 162(m).

Report of the Executive Compensation Committee

The Executive Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the preceding pages of this Proxy Statement. The Executive Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent and actions of the Committee with regard to executive compensation and recommended to the board of directors of First Commonwealth that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Submitted by the Executive Compensation Committee,

Dale P. Latimer, Chairman

Ray T. Charley

Edward T. Côté

Robert J. Ventura

Summary Compensation Table

The following table shows compensation for the named executive officers for the fiscal years ended December 31, 2006 and 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
John J. Dolan President and Chief Executive Officer	2007 2006	381,539 300,000	0 0		49,000 0	55,912 82,976		486,451 382,976

Edward J. Lipkus, III Executive Vice President and Chief Financial Officer	2007 2006	226,154 63,462	0 50,000	(2)	22,260 0	7,931 8,178		256,345 121,640

Sue A. McMurdy Executive Vice President and Chief Information Officer	2007 2006	275,000 275,000	0 0		17,359 0	120,176 76,076	(6)	412,535 351,076

David R. Tomb, Jr. Senior Vice President, Secretary and Treasurer	2007 2006	260,000 260,000	0 0		23,725 0	100,533 96,576	(7)	384,258 356,576

William R. Jarrett Executive Vice President and Chief Audit Executive	2007 2006	256,308 240,000	0 0		0 0	30,533 26,576		286,841 266,576

Joseph E. O’Dell Former President and Chief Executive Officer	2007 2006	73,846 400,000	0 0		0 0	416,125 170,376	(8)	489,971 570,376

Gerard M. Thomchick Former Senior Executive Vice President and Chief Operating Officer	2007 2006	200,182 385,535	1,000 0	(3)	0 0	232,774 106,584	(9)	433,956 492,119

(1)	Annual salary includes compensation for an amount deferred at the election of the named executive officer pursuant to First Commonwealth’s 401(k) plan and supplemental executive retirement plan.
(2)	Mr. Lipkus received a $50,000 signing bonus upon commencement of his employment with us in August 2006.
(3)	The bonus paid to Mr. Thomchick in 2007 was for receiving the “Golden Tower Award” for community service.
(4)	We instituted an annual incentive compensation plan and a long-term incentive compensation plan in 2007. These plans are described below under “Grants of Plan Based Awards.” Amounts in this column represent payments under the 2007 annual incentive compensation plan. The long-term incentive compensation plan is based on performance over a three-year period ending in 2009. Accordingly, payments, if any, under the long-term incentive compensation plan will be made following the 2009 fiscal year.
(5)	The amounts shown under the heading “All Other Compensation” reflect, with respect to each named executive officer, (i) matching contributions made by First Commonwealth under First Commonwealth’s 401(k) plan, (ii) discretionary contributions made by First Commonwealth under the 401(k) plan, (iii) the allocation of shares to the named executive officer’s account under the First Commonwealth Employee Stock Ownership Plan, and (iv) contributions made by First Commonwealth under the non-qualified supplemental executive retirement plan, as follows:

Named Executive Officer	Matching 401(k) Contributions	Discretionary 401(k) Contributions	Allocation of ESOP Shares	SERP Contributions
John J. Dolan	$9,000	$6,750	$10,670	$29,492
Edward J. Lipkus, III	2,181	1,636	2,646	1,468
Sue A. McMurdy	9,000	6,750	10,670	14,885
David R. Tomb, Jr.	9,000	6,750	10,670	4,113
William R. Jarrett	9,000	6.750	10,670	4,113
Joseph E. O’Dell	4,055	5,413	0.00	22,338
Gerard M. Thomchick	8,907	6,680	0.00	22,458

(6)	All Other Compensation for Ms. McMurdy also included $75,000 in initiation fees and $3,871 in monthly dues for a membership at a private golf and country club.
(7)	All Other Compensation for Mr. Tomb also included $70,000 in legal fees paid to Tomb & Tomb, a law firm in which Mr. Tomb is a partner, for legal services rendered to First Commonwealth and First Commonwealth Bank.
(8)	All Other Compensation for Mr. O’Dell also included $374,319 in separation payments and benefits under the terms of his separation agreement with us and $10,000 in fees under his consulting agreement with us. See “Compensation Discussion and Analysis – Separation Agreements with Messrs. O’Dell and Thomchick” for a description of those agreements.
(9)	All Other Compensation for Mr. Thomchick also included $194,729 in separation payments and benefits under the terms of his separation agreement with us. See “Compensation Discussion and Analysis – Separation Agreements with Messrs. O’Dell and Thomchick” for a description of this agreement.

Grants of Plan-Based Awards

The following table shows information on awards to the named executive officers during 2007 under our 2007 Annual Incentive Compensation Plan, or AIP, and our 2007-2009 Long-Term Incentive Compensation Plan, or LTIP:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
		Threshold		Target		Maximum
John J. Dolan AIP LTIP	4/10/2007 4/10/2007	$ $	100,000 100,000	$ $	200,000 200,000	$ $	300,000 300,000

Edward J. Lipkus, III AIP LTIP	4/10/2007 4/10/2007	$ $	42,000 42,000	$ $	84,000 84,000	$ $	126,000 126,000

Sue A. McMurdy AIP LTIP	4/10/2007 4/10/2007	$ $	34,375 34,375	$ $	68,750 68,750	$ $	103,125 103,125

David R. Tomb, Jr. AIP LTIP	4/10/2007 4/10/2007	$ $	32,500 32,500	$ $	65,000 65,000	$ $	97,500 97,500

William R. Jarrett(2) LTIP	4/10/2007		$32,500		$65,000		$97,500

Joseph E. O’Dell(3)	—		—		—		—

Gerard M. Thomchick(3)	—		—		—		—

(1)	Amounts in the table above reflect the dollar value of the estimated future payout under the AIP and the LTIP based upon the achievement of “threshold,” “target,” and “maximum” levels of performance for all relevant performance goals. Actual awards are calculated based on a composite of multiple performance goals. Please refer to the discussion of incentive compensation under the Compensation Discussion and Analysis section of this Proxy Statement for additional details concerning these plans.

Target awards under the AIP are calculated as a percentage of base salary for each named executive officer as follows: Dolan – 50%, Lipkus – 35%, McMurdy – 25% and Tomb – 25%.

Target awards under the LTIP are calculated as a percentage of base salary for each named executive officer as follows: Dolan – 50%, Lipkus – 35%, McMurdy – 25% and Tomb – 25%.

Awards for performance at the “threshold” level are 50% of the target award amount, and awards for performance at the “maximum” level are 150% of the target award amount.

(2)	Mr. Jarrett is our Chief Audit Executive and does not participate in the AIP to avoid the risk of potential conflicts of interest in his oversight of our audit function.
(3)	Messrs. O’Dell and Thomchick resigned during 2007 and are therefore not eligible to receive awards under the AIP or LTIP.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the number of underlying securities, exercise price and expiration date of stock options held by the named executive officers as of December 31, 2007:

Name and Date of Award	Number of Securities Underlying Unexercised Options Exercisable(1)	Option Exercise Price ($)	Option Expiration Date(2)
John J. Dolan 3/2/1998 1/13/2003	8,170 16,347	14.6875 12.06	3/1/2008 1/13/2013

Edward J. Lipkus, III	0	—	—

Sue A. McMurdy 3/2/1998 1/12/1999 1/11/2000 1/31/2001 1/23/2002 1/13/2003	5,174 6,572 8,136 12,130 12,308 10,700	14.6875 11.5625 11.063 10.75 11.70 12.06	3/1/2008 1/11/2009 1/11/2010 1/31/2011 1/23/2012 1/13/2013

David R. Tomb, Jr. 3/2/1998 1/12/1999 1/11/2000 1/31/2001 1/23/2002 1/13/2003	8,448 8,648 9,039 9,302 8,547 8,291	14.6875 11.5625 11.063 10.75 11.70 12.06	3/1/2008 1/11/2009 1/11/2010 1/31/2011 1/23/2012 1/13/2013

William R. Jarrett 3/2/1998 1/12/1999 1/11/2000 1/31/2001 1/23/2002 1/13/2003	9,162 12,178 13,110 13,767 13,026 11,323	14.6875 11.5625 11.063 10.75 11.70 12.06	3/1/2008 1/11/2009 1/11/2010 1/31/2011 1/23/2012 1/13/2013

Joseph E. O’Dell	0	—	—

Gerard M. Thomchick	0	—	—

(1)	All outstanding options have been fully earned and are fully exercisable.
(2)	All unexercised options terminate on the earlier of the option expiration date indicated or the date that the option holder ceases to be an employee of First Commonwealth (whether employment is terminated voluntarily or involuntarily, for cause or otherwise). However, options will remain exercisable for a period of three (3) months following an employee’s “retirement” (defined in the plan as the termination of employment following the attainment of age sixty (60) after having completed at least ten (10) years of employment with First Commonwealth), death or disability.

None of the named executive officers hold any stock awards.

Option Exercises

The following table shows all stock options exercised and the value realized upon exercise by the named executive officers during 2007:

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
John J. Dolan	0	—
Edward J. Lipkus, III	0	—
Sue A. McMurdy	0	—
David R. Tomb, Jr.	0	—
William R. Jarrett	0	—
Joseph E. O’Dell	53,346	$77,187
Gerard M. Thomchick	0	—

(1)	The value realized equals the difference between the option exercise price and the fair market value of First Commonwealth common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Nonqualified Deferred Compensation

The following table presents executive and employer contributions, aggregate earnings, withdrawals and distributions and year-end balance of each named executive officer’s Supplemental Executive Retirement Plan account for 2007.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John J. Dolan	39,135	29,492	38,298	0	437,448
Edward J. Lipkus, III	3,058	1,468	94	0	4,619
Sue A. McMurdy	12,500	14,885	11,464	0	195,856
David R. Tomb, Jr.	1,750	4,113	16	0	5,879
William R. Jarrett	8,750	4,113	43	0	12,906
Joseph E. O’Dell	3,231	22,338	166,685	123,581	1,243,340
Gerard M. Thomchick	8,335	22,458	24,725	29,819	508,874

(1)	Amounts contributed to the SERP are invested in third party investment vehicles, such as mutual funds and money-market accounts. Earnings reflect the market return on these investments and include interest, dividends and appreciation in the net asset value of investments held in each named executive officer’s Supplemental Executive Retirement Plan account.

Potential Payments Upon Termination or Change in Control

Overview

First Commonwealth has entered into agreements with certain executive officers and key employees, including four of the named executive officers, providing for the payment of severance and benefits in the event of a qualifying termination of employment following a change in control. First Commonwealth and Mr. Dolan are also parties to an employment agreement that entitles Mr. Dolan to receive severance payments and benefits if his employment is terminated under certain circumstances prior to March 1, 2010. These agreements are summarized below. Except as provided in these agreements, First Commonwealth has not agreed to pay severance or provide benefits to any of the named executive officers following the termination of his or her employment.

Change in Control Agreements

First Commonwealth is a party to change in control agreements with certain of its executive officers, including Mr. Dolan, Mr. Lipkus, Ms. McMurdy and Mr. Jarrett. Mr. Tomb is not a party to a change in control agreement, and Mr. O’Dell’s and Mr. Thomchick’s change in control agreements terminated upon their resignations during 2007. The terms of the change in control agreements for the named executive officers are summarized below. With the exception of Mr. Jarrett as noted below, all of the change in control agreements are identical in all material respects.

If the executive is terminated without “cause” (as defined below) or terminates his or her employment for “good reason” (as defined below) within a specified period following the occurrence of a “change in control” (as defined below) of First Commonwealth, each of which is referred to in the change in control agreements as a “qualifying termination,” the former executive will be entitled to receive severance payments in equal monthly installments over a specified period following the termination of his or her employment. The periods following a change in control during which severance may be triggered by a qualifying termination and the number of months of severance payments for each named executive officer are as follows:

Name	Termination Period	Months of Severance
John J. Dolan	Three years	36 months
Edward J. Lipkus	Two years	24 months
Sue A. McMurdy	Three years	36 months
William R. Jarrett	One year	12 months

In the case of Mr. Dolan, Mr. Lipkus and Ms. McMurdy, the monthly severance payment is calculated as one-twelfth (1/12) of the sum of the following:

•	the executive’s annual base salary immediately prior to the change in control;

•	the aggregate amount of all bonuses paid to the executive during the twelve months prior to the change in control;

•

the aggregate amount of all contributions by First Commonwealth for the account of the executive under First Commonwealth’s 401(k) plan and ESOP during the twelve months prior to the change in control; and

•	the aggregate amount of all contributions by the executive and First Commonwealth to his or her supplemental executive retirement plan account during the twelve-months prior to the change in control.

In the case of Mr. Jarrett, the monthly severance payment is calculated as one-twelfth (1/12) of this annual base salary on the date of the change in control.

In addition to severance payments, the former executive and his or her family will continue to receive, at the employer’s expense, the same level of medical, dental, accident, disability and life insurance benefits during the period in which severance is payable on substantially the same terms and conditions as existed immediately prior to the qualifying termination.

A “change in control” occurs if any person or group of persons acting in concert acquire 50% or more of the outstanding shares of First Commonwealth’s common stock (including by merger, consolidation or similar transaction), or if the persons who were directors as of the date of the change of control agreement (or any replacement director who is nominated by a majority of the incumbent directors) cease to constitute a majority of the board of directors for any reason.

“Cause” for termination by the company exists if the executive commits a felony resulting in, or intended to result in, loss to First Commonwealth, its customers, or affiliates, or if the executive intentionally fails to perform his or her duties for 30 consecutive days following written notice from First Commonwealth that such duties are not being performed.

An executive has “good reason” to terminate his or her employment if the executive’s title or responsibilities are reduced or diminished, the executive is forced to relocate his or her principal office by more than 50 miles or is to travel significantly more than prior to the change of control or the company reduces the executive’s base salary or material benefits. Mr. Jarrett’s change in control agreement does not define good reason, but the agreement gives Mr. Jarrett the right to receive severance upon the occurrence of the events specified above other than relocation.

Except in the case of Mr. Jarrett, the executive’s right to receive severance payments and benefits is conditioned upon the executive’s compliance with covenants prohibiting competition with the former employer and soliciting customers and employees of the former employer during the period in which severance is being paid. Mr. Jarrett’s change of control agreement give the employer the right to cease severance payments if he engages in competitive employment, but it does not otherwise restrict his ability to compete or solicit customers or employees.

Except in the case of Mr. Jarrett, the right to receive severance benefits terminates when the executive reaches full retirement age for purposes of receiving Social Security benefits.

In addition, if the payments and benefits to which the executive is entitled under his or her change in control agreement, either alone or together with any other payments or benefits that he or she is entitled to receive from First Commonwealth, would constitute a “parachute payment” for purposes of section 280G of the Internal Revenue Code, the payments and benefits will be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by First Commonwealth and subject to the excise taxes imposed under the Internal Revenue Code for parachute payments.

The following table sets forth the payments and the value of benefits that each of the four named executive officers who are currently parties to change in control agreements would have been entitled to receive if a qualifying termination had occurred following a change in control on December 31, 2007:

	Aggregate Severance Payments (1)	Value of Health Benefits (2)	Value of Dental Benefits (3)	Value of Life and AD&D Insurance Benefits (4)	Value of Disability Insurance Benefits (5)
John J. Dolan	$1,485,141	$40,764	$0	$6,858	$1,364
Edward J. Lipkus, III	$501,976	$29,180	$2,045	$2,664	$880
Sue A. McMurdy	$986,415	$40,764	$1,400	$4,717	$1,364
William R. Jarrett	$260,000	$11,739	$611	$468	$440

(1)	Amounts for Mr. Dolan, Mr. Lipkus and Ms. McMurdy represent a multiple of the aggregate salary, bonus, employer 401(k) and ESOP contributions and employer and employee SERP contributions paid to the named executive officer during 2007 as follows: Dolan and McMurdy – 3X, and Lipkus – 2X. Amount for Mr. Jarrett represents Mr. Jarrett’s base salary as of December 31, 2007.
(2)	Calculated using actual premium costs for 2008 and estimated premium costs for 2009 and 2010 based on a 15% projected annual increase in premiums.
(3)	Calculated using actual premium costs for 2008 and estimated premium costs for 2009 and 2010 based on a 10% projected increase in premiums. Mr. Dolan does not participate in the dental insurance plan.
(4)	Calculated using the actual premiums that would be payable for coverage in 2008 and 2009 and estimated premium costs for 2010 based on a 10% projected increase in life premiums only. Coverage and premiums are calculated based on the executive’s current salary and bonuses paid during the preceding 12 months and would therefore remain fixed during the term of the severance period.

(5)	Calculated using the actual premiums that would be payable for coverage in 2008 and 2009 and estimated premium costs for 2010 based on a 10% projected increase in premiums. Coverage and premiums are calculated based on the executive’s current monthly salary (capped at 60% of monthly salary) and would therefore remain fixed during the term of the severance period.

Employment Agreement with Mr. Dolan

On March 1, 2007, Mr. Dolan assumed the position of President and CEO and entered into an employment agreement with First Commonwealth. Under the terms of his employment agreement, Mr. Dolan is employed for an initial term of three years. At the end of his initial term, Mr. Dolan’s employment will automatically renew for successive one-year periods unless terminated by either party upon notice given at least 60 days prior to the end of the then-current term. Mr. Dolan’s initial base salary is $400,000, subject to adjustment by the Board of Directors of First Commonwealth.

If, prior to March 1, 2010, First Commonwealth terminates Mr. Dolan’s employment other than for “cause” or Mr. Dolan resigns for “good reason,” then First Commonwealth must continue to pay Mr. Dolan’s base salary and provide health benefits until March 1, 2010, subject to the execution of an agreed form of separation agreement and general release by Mr. Dolan.

“Cause” for the termination of Mr. Dolan’s employment would exist if: (i) Mr. Dolan fails to comply with any material provision of his employment agreement; (ii) Mr. Dolan fails to perform in any material respect the duties of his employment (including the failure to comply with any lawful directive from the Board of Directors); (iii) Mr. Dolan engages in misconduct that is materially harmful to First Commonwealth (as determined in the reasonable judgment of the Board of Directors); (iv) Mr. Dolan engages in dishonest or fraudulent acts or is convicted of a crime that would render his continued employment with First Commonwealth materially damaging or detrimental to First Commonwealth (as determined in the reasonable judgment of the Board of Directors); or (v) Mr. Dolan is grossly negligent in the performance of his duties.

Mr. Dolan would have “good reason” to resign if: (i) his title, position or responsibilities are substantially reduced; (ii) he is required to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iii) he is assigned duties or responsibilities that are materially inconsistent with the position of President and CEO. Mr. Dolan must give 20 days’ notice to First Commonwealth of his intention to resign for good reason, during which time First Commonwealth would have the opportunity to correct the problems that caused Mr. Dolan to resign.

If we had terminated Mr. Dolan’s employment without cause on December 31, 2007, or if Mr. Dolan had terminated his employment with us for good reason on that date, he would have been entitled to receive severance payments in the aggregate amount of $894,493 payable in equal installments in accordance with First Commonwealth’s payroll schedule through February 28, 2010.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND OTHER BENEFICIAL OWNERS

The following table sets forth the number and percentage of shares of First Commonwealth’s common stock that were beneficially owned by each Director and Director nominee, each of the named executive officers and by all Directors and executive officers as a group, as of February 29, 2008.

Name	Number of Shares Owned(1)	Options Exercisable Within 60 days	Total Beneficial Ownership		Percentage of Shares Outstanding(2)
Julie A. Caponi	8,302	0	8,302		*
Ray T. Charley	193,184	18,000	216,184	(3)	*
Edward T. Côté	800	6,000	6,800	(4)	*
Julia E. Trimarchi Cuccaro	596,925	0	596,925	(5)(6)(7)	*
David S. Dahlmann	17,170	9,000	26,170		*
John J. Dolan	34,764	24,517	59,281		*
Johnston A. Glass	65,769	0	65,769		*
William R. Jarrett	26,020	72,566	98,586		*
Edward J. Lipkus, III	2,699	0	2,699		*
Dale P. Latimer	1,861,166	6,000	1,867,166	(8)	2.43%
Sue A. McMurdy	18,486	55,020	73,506	(9)	*
James W. Newill	568,384	18,000	586,384	(10)	*
Joseph E. O’Dell(11)	93,196	0	93,196	(6)	*
John A. Robertshaw, Jr.	61,872	6,000	67,872	(11)	*
Laurie S. Singer	16,183	12,500	28,683		*
Gerard M. Thomchick	57,172	0	57,172	(6)	*
David R. Tomb, Jr.	457,281	52,275	509,556	(4)(6)(7)(12)	*
Robert J. Ventura	19,264	63,544	82,808		*
All Directors and executive officers as a group (20 persons)	4,031,510	378,995	4,039,457		5.22%

*	Less than 1%
(1)	Unless otherwise indicated, shares shown as beneficially owned are held individually by the person indicated or jointly with spouse or children living in the same household, or as trustee, custodian or guardian for minor children living in the same household.
(2)	Percentage ownership is calculated based upon shares of First Commonwealth common stock outstanding on February 29, 2008. Shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days are treated as outstanding for the purpose of computing the beneficial ownership of the person who holds the options, but not for the purpose of computing the percentage ownership of any other person or group.
(3)	Includes 18,000 shares held in a family trust of which Mr. Charley is a trustee.
(4)	Amounts for Mr. Côté and Mr. Tomb exclude 205,000 shares held by Berkshire Securities Corporation. Mr. Côté is a director and Mr. Tomb is Secretary of Berkshire Securities Corporation, but neither Mr. Côté nor Mr. Tomb has or shares voting or investment power over shares held by the corporation.
(5)	Includes 19,765 shares held by Ms. Cuccaro as custodian for her minor children, 59,304 shares of which Ms. Cuccaro owns jointly through a family corporation, 105,776 shares held by a family trust of which Ms. Cuccaro, as co-trustee, shares voting and investment power, and 6,020 shares held by a family member's trust of which Ms. Cuccaro is trustee and has sole voting and investment power. Ms. Cuccaro’s shares do not include 105,443 shares held by a limited partnership of which Ms. Cuccaro is a limited partner without voting or investment authority.
(6)	Includes 52,172 shares held by Atlas Investment Company, which is owned 25% by Mr. O’Dell, 25% by Mr. Thomchick, 25% by Mr. Tomb and 25% by a trust of which Ms. Cuccaro is a co-trustee and shares voting and investment power.
(7)	Includes 318,876 shares held by County Wide Real Estate, Inc., which is owned 50% by Mr. Tomb and by a trust of which Ms. Cuccaro is a co-trustee and shares voting and investment power.
(8)	Amount for Mr. Latimer includes 205,000 shares held by Berkshire Securities Corporation, of which Mr. Latimer is a director and shareholder and excludes 42,524 owned individually by Mr. Latimer’s spouse, as to which Mr. Latimer disclaims beneficial ownership.
(9)	Does not include 102 shares held by a family member for which Ms. McMurdy holds a power of attorney. Ms. McMurdy disclaims beneficial ownership of these shares.
(10)	Includes 117,144 shares held by family trusts over which Mr. Newill is sole trustee and has sole voting and investment power.
(11)	Does not include 6,264 shares owned individually by Mr. Robertshaw’s spouse as to which Mr. Robertshaw disclaims beneficial ownership.
(12)	Does not include 528 shares owned individually by Mr. Tomb’s spouse as to which Mr. Tomb disclaims beneficial ownership.

The following table sets forth certain information concerning the only persons who have reported to the Securities and Exchange Commission or have advised us that they are the beneficial owner of more than 5% of the outstanding shares of our common stock.

Name and Address	Number of Shares Beneficially Owned		Percentage of Class
First Commonwealth Bank 601 Philadelphia St Indiana, PA 15701		(1)

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	3,844,899	(2)	5.26%

(1)	Represents the aggregate number of shares held as of February 29, 2008, by the Trust Division of First Commonwealth Bank acting in a fiduciary capacity for various trusts and estates, including the First Commonwealth Employee Stock Ownership Plan, and the First Commonwealth 401(k) Retirement Savings and Investment Plan. The Trust Division has either sole or shared voting and investment power on these shares as detailed in the following table:

Total shares on which sole voting power is held:

Total shares on which voting power is shared:

Total shares on which sole investment power is held:

Total shares on which investment power is shared:

The Trust Division votes shares over which it has sole voting power. Where voting power is shared, shares are voted in consultation with the other persons having voting power.

(2)	Based on the information provided pursuant to a statement on Schedule 13G filed with the SEC on February 6, 2007 by Barclays Global Investors, NA (“Barclays NA”), Barclays Global Fund Advisors (“Barclays Advisors”), Barclays Global Investors, Ltd. (“Barclays Ltd.”), Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. According to the Schedule 13G, as of December 31, 2007, (a) Barclays NA had sole voting power with respect to 1,403,026 shares and sole dispositive power with respect to 1,699,132 shares; (b) Barclays Advisors had sole voting power with respect to 1,550,561 shares and sole dispositive power with respect to 2,080,845 shares; and (c) Barclays Ltd. had sole voting power with respect to no shares and sole dispositive power with respect to 64,912 shares. None of the other Barclays filing persons held shares. The principal business address of Barclays NA and Barclays Advisors is 45 Fremont Street, San Francisco California 94105; and the principal business address of Barclays Ltd is Murray House, 1 Royal Mint Court, London, EC3N 4HH.

COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934 requires First Commonwealth’s Directors and executive officers, and persons who own more than ten percent of a registered class of First Commonwealth’s equity securities, to file with the Securities and Exchange Commission an initial report of ownership and reports of changes in ownership of our common stock and other equity securities of First Commonwealth. Executive officers, Directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulations to furnish First Commonwealth with copies of all Section 16(a) forms they file. Based solely on its review of the copies of forms received by it, and written and oral representation from its Directors, executive officers and greater than ten-percent shareholders, First Commonwealth is not aware of any late filings or failures to file Section 16(a) forms during 2007.

RELATED PARTY TRANSACTIONS

Board Policies and Procedures for Approving Related Party Transactions

Any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships between First Commonwealth or any of its subsidiaries and any of First Commonwealth’s executive officers, Directors or nominees for election as a Director, any person owning more than 5% of First Commonwealth’s common stock, or any immediate family member of any of the foregoing persons is considered a “related party transaction” and must be approved or ratified by the Governance Committee in accordance with a written policy adopted by First Commonwealth’s Board of Directors.

This policy requires the Governance Committee to review the material facts of any related party transaction and either approve or disapprove the transaction after considering, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Any Director who has an interest in the transaction may not participate in any discussion or approval of the transaction except for the purpose of providing material facts concerning the transaction.

The policy does not apply to the following categories of transactions:

•	transactions that are available to all employees or customers of First Commonwealth generally;

•	transactions involving less than $120,000 when aggregated with all similar transactions; and

•

loans made by First Commonwealth Bank (or any other banking subsidiary of First Commonwealth) in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectibility or presenting other unfavorable features.

In addition, certain categories of transactions have been pre-approved under the terms of the policy, including:

•

compensation paid to executive officers of First Commonwealth if either (i) the compensation is required to be reported in First Commonwealth’s proxy statement under the rules of the SEC or (ii) the executive officer is not an immediate family member of another executive officer or Director of First Commonwealth and the compensation would be reported in First Commonwealth’s proxy statement if the executive officer was a “named executive officer” (as defined above under “Executive Compensation”); compensation paid to Directors that is required to be reported in First Commonwealth’s proxy statement; and

•	transactions in which all shareholders benefit proportionately (such as the payment of dividends).

Related Party Transactions During 2007

During 2007, First Commonwealth Bank paid the following compensation to Julia E. Trimarchi Cuccaro, attorney-at-law: $108,360 for preparing state-wide lien searches and abstracting services in connection with loans made by FCB, $40,000 for legal services provided to FCB and $84,598 as salary in her capacity as Vice President and Assistant Secretary of FCB. Ms. Cuccaro is a Director of First Commonwealth.

First Commonwealth has made and intends to continue to make loans through its subsidiary, First Commonwealth Bank, to various of its Directors and executive officers, and to corporations or other entities in which they may own a controlling interest. Any such loans were and will be made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not and will not involve more than a normal risk of collectibility or present other unfavorable features. The amount of credits issued by First Commonwealth Bank to Directors and executive officers during 2007 is included in the “Related Party Transactions” Note to First Commonwealth’s Annual Report on Form 10-K.

In addition to loans made by its banking subsidiary, First Commonwealth, through an executive loan plan, previously advanced amounts to executive officers of First Commonwealth. These loans were extended through a line of credit and accrue interest at the New York City prime rate. Two executive officers, Thaddeus J. Clements and Joseph E. O’Dell had outstanding loan balances during 2007. The highest amounts outstanding during 2007 were $227,605.62 to Mr. O’Dell and $71,305.10 to Mr. Clements. Mr. O’Dell repaid his loan in full during 2007. The balance outstanding to Mr. Clements at February 29, 2008, was $61,675.17. First Commonwealth discontinued advancing amounts under this plan as of July 30, 2002 and has not granted any extensions or modifications of loans that were made prior to that date.

PROPOSAL 2 – AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES

The Board of Directors has approved an amendment to Article 5 of First Commonwealth’s Articles of Incorporation which, if adopted by our shareholders, would increase the number of authorized common shares of First Commonwealth from 100,000,000 shares to 200,000,000 shares. The authorized number of shares of preferred stock would remain 3,000,000 shares. Accordingly, the authorized number of shares of capital stock, including both common stock and preferred stock, that would be authorized for issuance after giving effect to the proposed amendment would increase from 103,000,000 shares to 203,000,000 shares.

At February 29, 2008, there were             shares of First Commonwealth’s common stock issued and outstanding,             shares of common stock held in treasury and             shares of common stock available for issuance. No shares of First Commonwealth’s preferred stock are issued or outstanding.

The additional common stock to be authorized by adoption of the proposed amendment to our articles of incorporation would have rights identical to our currently outstanding common stock. The proposed increase in the number of shares of common stock will not change the number of shares of stock outstanding; nor will it have any immediate dilutive effect or change the rights of current holders of our common stock. However, to the extent that the additional authorized shares are issued in the future, they may decrease the percentage equity ownership of existing shareholders and, depending on the price at which they are issued, may dilute earnings and book value on a per share basis. Our shareholders have no preemptive rights to subscribe for additional shares of common stock when issued, which means that current shareholders do not have a prior right to purchase any newly-issued shares in order to maintain their proportionate ownership of our common stock.

The proposed increase in the number of shares of our authorized common stock will provide us with the ability to issue common stock for a variety of corporate purposes and will ensure that shares will be available, if needed, for issuance in connection with stock splits or other recapitalizations, acquisitions or other business development efforts, equity financings or other corporate purposes. In addition, we may in the future seek shareholder approval to issue shares pursuant to one or more equity incentive plans, and if shareholder approval is obtained, we may issue shares of common stock in connection with grants of stock options or other equity-based compensation. Our Board of Directors reviews and evaluates potential capital raising activities, transactions and other corporate actions on an ongoing basis to determine if such actions would be in the best interests of First Commonwealth and its shareholders.

We have no present plan, agreement or understanding involving the issuance of our common shares except for shares required or permitted to be issued under our dividend reinvestment plan or employee stock ownership plan. However, our Board of Directors believes that the availability of the additional shares for such purposes would be beneficial, because it will enhance our ability to respond promptly to any opportunities without the possible delay and significant expense of calling and holding a special meeting of shareholders to increase authorized capital.

If this proposal is approved, the additional authorized common shares may be issued for such consideration, cash or otherwise, at such times and in such amounts as the Board of Directors may determine without shareholder approval, except to the extent that shareholder approval is required by applicable law or rules. Because our common shares are traded on the New York Stock Exchange, shareholder approval must be obtained, under applicable NYSE rules, prior to the issuance of shares for certain purposes, including the issuance of shares under an equity-based compensation plan or the issuance of greater than 20% of our then outstanding shares in connection with an acquisition or merger.

If the proposal is approved, it will become effective upon filing of articles of amendment to First Commonwealth’s articles of incorporation with the Secretary of State of the Commonwealth of Pennsylvania. The amendment will amend and restate the text of Article 5 of our Articles of Incorporation to read as follows:

5.	The aggregate number of shares that the corporation shall have authority to issue is 3,000,000 shares of Preferred Stock, par value $1 per share (the “Preferred Stock”), and 200,000,000 shares of Common Stock, par value $1 per share (the “Common Stock”).

The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of the class or series.

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the meeting is required to approve this amendment.

THE BOARD RECOMMENDS A VOTE “FOR” THIS AMENDMENT.

ANNUAL AUDIT INFORMATION

Report of the Audit Committee

The Audit Committee of First Commonwealth’s Board of Directors (the “Committee”) operates under a written charter that specifies the Committee’s duties and responsibilities. This charter is available on First Commonwealth’s website at www.fcbanking.com by following the links to “Investor Relations” and “Corporate Governance.”

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG LLP, First Commonwealth’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and procedures. The Committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

In fulfilling its responsibilities, the Committee has reviewed and discussed the audited consolidated financial statements of First Commonwealth as of and for the year ended December 31, 2007 with First Commonwealth’s management and independent auditors. The Committee has also discussed with First Commonwealth’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as amended. The Committee has also received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No.1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in First Commonwealth’s annual report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

James W. Newill, Chairman

Julie A. Caponi

Edward T. Côté

Laurie S. Singer

Robert J. Ventura

Accounting Firm

The Audit Committee of the Board of Directors has not formally selected First Commonwealth’s independent registered public accounting firm for the 2008 fiscal year. KPMG LLP served as First Commonwealth’s independent registered public accounting firm for the 2007 fiscal year. A representative from KPMG is expected to be present at the annual meeting and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions.

Fees Billed by Accounting Firm to First Commonwealth

The aggregate fees billed by KPMG LLP for each of the fiscal years ended December 31, 2007 and 2006, respectively, were as follows:

	For the fiscal year ended December 31, 2007	For the fiscal year ended December 31, 2006
Audit Fees(a)	$587,870	$619,000
Audit Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

(a)	The amount of “Audit Fees” for the fiscal year ended December 31, 2007 represents actual fees billed and does not include additional fees related to the integrated audit of First Commonwealth’s 2007 annual consolidated financial statements that may be billed after the date of this report.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve the audit and non-audit services performed by First Commonwealth’s independent registered public accounting firm (“independent auditors”) in order to assure that the provision of those services does not impair the accounting firm’s independence. Accordingly, the Audit Committee has adopted a policy for the pre-approval of audit and non-audit services by First Commonwealth’s independent auditors. This policy allows the Audit Committee to pre-approve services through general pre-approval or specific pre-approval.

Under general pre-approval, the Audit Committee approves in advance the payment of up to a specified amount of fees for the performance of specified types of audit, audit-related, tax and other services by the independent auditors. The term of general pre-approval is generally 12 months from the date of pre-approval. Any services that are not subject to general pre-approval or fees in excess of pre-approved limits must be specifically pre-approved by the Audit Committee on a case-by-case basis. Pre-approved fee levels or budgeted amounts for all services to be provided by the independent auditors are established annually by the Audit Committee.

The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditors to management. However, the pre-approval policy allows the Audit Committee to delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decision of any member to whom authority is delegated to pre-approve an activity is presented to the full Audit Committee at its next scheduled meeting.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

First Commonwealth shareholders who want to communicate with the Board or any individual Director can write to:

First Commonwealth Financial Corporation

Attn: Board Communications

P.O. Box 400

Indiana, PA 15701

Your letter should indicate that you are a First Commonwealth shareholder. Depending on the subject matter, management will:

•	Forward the communication to the Director or Directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the Directors on request.

In addition, First Commonwealth has retained an independent service provider to receive calls from shareholders and other interested parties who wish to communicate with the non-management Directors. The telephone number for this service is 1-866-825-5283. The independent service provider will forward all communications to the Lead Director who will take such action as he deems appropriate. A summary report of all communications received and actions taken by the Lead Director will be presented during the next executive session of the non-management Directors and, if the non-management Directors deem appropriate, to the full Board.

Important Notice Regarding Internet Availability

of Proxy Materials for the 2008 Annual Meeting of Shareholders

Shareholders may view this proxy statement and our 2007 Annual Report on Form 10-K over the Internet by accessing our website at http://www.fcbanking.com and following the links to “Investor Relations” and “SEC Filings.”

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREBY BY THE
UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE
ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR APPROVAL OF THE AMENDMENT TO THE
CORPORATION’S ARTICLES OF INCORPORATION.						Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE
1. ELECTION OF DIRECTORS		FOR ALL ☐	WITHHOLD FOR ALL ☐	*EXCEPTIONS ☐	2 Approval of the amendment to our Articles of Incorporation increasing the number of authorized shares of common stock to 200,000,000 shares from 100,000,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐
01	Ray T. Charley
02	Johnston A. Glass
03	Dale P. Latimer
04	David R. Tomb, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominees, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

The Proxies are authorized to vote in their discretion upon any other matters brought before the meeting.

Signature				Signature		Date

NOTE: Please sign as name appears hereon. Joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or other legal entity, please sign in full corporate or entity name by President or other authorized capacity.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET					TELEPHONE

http://www.proxyvoting.com/fcf					1- 866-540- 5760

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.					OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Please note that the last vote received, whether by telephone, internet or by mail, will be the vote counted.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials , investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the Internet by accessing our website at www.fcbanking.com and following the links to “Investor Relations” and “SEC Filings.”

PROXY

FIRST COMMONWEALTH FINANCIAL CORPORATION

Annual Meeting of Stockholders – April 14, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Douglas Brown, Natalie M. Felix and Robin L. Shaw, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of First Commonwealth Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held April 14, 2008 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued, and to be marked, dated and signed, on the other side)
Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your First Commonwealth Financial Corporation account online.

Access your First Commonwealth Financial Corporation shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for First Commonwealth Financial Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

****TRY IT OUT****

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Whether or not you plan to attend the meeting in person, we urge you to sign, date and return this proxy card as promptly as possible so that your shares will be represented.